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                                                                    EXHIBIT 4(d)

                              WHIRLPOOL CORPORATION
                   KEY EMPLOYEE TREASURY STOCK OWNERSHIP PLAN
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                                    ARTICLE 1

GENERAL
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1.1  PURPOSE

Whirlpool Corporation, a Delaware corporation (the "Corporation"), hereby adopts this Key Employee Treasury Stock Ownership Plan (the "Plan"). The purpose of the Plan is to foster and promote the long-term financial success of the Corporation by attracting and retaining outstanding employees by enabling them to participate in the Corporation's growth by providing for discretionary awards of stock-based forms of compensation to be paid in common stock, $1.00 par value per share ("Common Stock"), from the Corporation's treasury.

1.2  ADMINISTRATION

The Plan shall be administered by the Human Resources Committee of the Board of Directors of the Corporation (the "Committee').

1.3  PARTICIPATION

Awards under the Plan shall only be granted to officers and other key employees of the Corporation. When selecting participants to receive Awards and the form and amount of Awards, the Committee may consider the employee's job function and responsibilities; the employee's past, present, and potential future contributions to the Corporation; and other factors deemed relevant by the Committee. Grants may be made to the same individual on more than one occasion.

1.4  SHARES SUBJECT TO THE PLAN

All Awards granted under the Plan shall be paid in treasury shares of the Corporation's Common Stock. The maximum number of shares of Common Stock that may be awarded for all purposes under the Plan shall be 200,000 (subject to adjustment pursuant to Section 3.1).

1.5  GENDER AND NUMBER

Except when otherwise indicated by the context, words in the masculine gender when used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

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                                   ARTICLE II
                              AWARDS UNDER THE PLAN


2.1  TYPES OF AWARDS UNDER THE PLAN

Awards under the Plan may be in the form of any one or more of the following:
Statutory Stock Options, Incentive Stock Options, Non-statutory Stock Options, Stock Appreciation Rights, Performance Units, Performance Shares, Restricted Stock, Restricted Stock Equivalents, as well as grants of any other stock-based form of compensation within the discretion of the Committee (collectively, the "Awards"). All Awards granted under the Plan shall be paid in treasury shares of the Corporation's Common Stock.

2.2  TERMS AND CONDITIONS OF AWARDS

The Committee will establish the terms and conditions of each Award as it deems appropriate at the time of each grant.





                                   ARTICLE III
                            MISCELLANEOUS PROVISIONS


3.1  ADJUSTMENT UPON CERTAIN CHANGES

In the event of a stock dividend or stock split, or combination or other reduction in the number of issued shares of Common Stock, a merger, consolidation, reorganization, recapitalization, sale or exchange of substantially all assets, or dissolution of the Corporation, the Board of Directors shall, in order to prevent the dilution or enlargement of rights under this Plan, make such adjustments in the number and type of shares of Common Stock authorized by the Plan. In the event fractional shares of Common Stock would otherwise result from any such adjustment, the number of shares of Common Stock so authorized and covered and the prices thereof shall be further adjusted so as to eliminate such fractions.

3.2  AMENDMENT, SUSPENSION AND TERMINATION OF PLAN

The Board of Directors may suspend or terminate the Plan or any portion thereof at any time and may amend it from time to time in such respects as the Board of Directors may deem advisable in order that any Awards thereunder shall conform to or otherwise reflect any change in applicable laws or regulations, or to permit the Corporation or the Directors to enjoy the benefits of any change in applicable laws or regulations, or in any other respect the Board of Directors may deem to be in the best interests of the Corporation. No such amendment, suspension, or termination shall impair rights under any outstanding Awards without the consent of the individual affected thereby.



3.3  LISTING, REGISTRATION AND LEGAL COMPLIANCE

Each award of Common Stock shall be subject to the requirement that if at any time counsel to the Corporation shall determine that the listing, registration, or qualification thereof or of any shares of Common Stock or other property subject thereto upon any securities exchange or under any foreign,

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federal, or state securities or other law or regulation, or the consent or approval of any governmental body or the taking of any other action to comply with or otherwise with respect to any such law or regulation, is necessary or desirable as a condition to or in connection with the award of such Common Stock or other property thereunder, no such award may be paid in Common Stock unless such listing, registration, qualification, consent, approval, or other action shall have been effected or obtained free of any conditions not acceptable to the Corporation. The Corporation may at any time impose any limitations upon the terms of any award under this Plan that, in the opinion of the Board of Directors, are necessary or desirable in order to cause the Plan or any other plan of the Corporation to comply with Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

3.4  RIGHTS OF PARTICIPANTS

Nothing in the Plan shall interfere with or limit in any way the right of the Corporation to terminate any employee's employment at any time, nor confer upon any employee any right to continue in the employ of the Corporation or a Subsidiary for any period of time or to continue the employee's present or any other rate of compensation. No employee shall have a right to be selected to receive Awards under the Plan, or, having been so selected, to be selected again.


3.5  REQUIREMENTS OF LAW; GOVERNING LAW

The issuance of shares of Common Stock shall be subject to all applicable laws, rules, and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. The Plan shall be construed in accordance with and governed by the laws of the State of Delaware. The provisions of the Plan shall be interpreted so as to comply with the conditions or requirements of Rule 16b-3 of the Exchange Act, unless applicable law otherwise requires a contrary interpretation of any such provision.



3.6  TERM OF PLAN

Awards shall be made hereunder until this Plan is terminated by action of the Corporation's Board of Directors.



October 16, 2001
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